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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                             EnPro Industries, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    29355X107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

| |      Rule 13d-1(b)
|X|      Rule 13d-1(c)
| |      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                                Page 1 of 8 Pages
                          Exhibit Index found on Page 7

                                       13G
====================
 CUSIP No. 29355X107
====================

------------====================================================================
     1      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            OZ Management, L.L.C.
------------====================================================================
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]
------------====================================================================
     3      SEC USE ONLY


------------====================================================================
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
------------====================================================================
                              5      SOLE VOTING POWER

      NUMBER OF                      -0-
                       --------------===========================================
       SHARES                 6      SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       20,800
                       --------------===========================================
        EACH                  7      SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH       --------------===========================================
                              8      SHARED DISPOSITIVE POWER

                                     20,800
------------====================================================================
     9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            20,800
------------====================================================================
    10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0.1 %
------------====================================================================
    12      TYPE OF REPORTING PERSON (See Instructions)

            OO/IA
------------====================================================================

                               Page 2 of 8 Pages

                                       13G
====================
 CUSIP No. 29355X107
====================

------------====================================================================
     1      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Daniel S. Och
------------====================================================================
     2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                         (a) [   ]
                                                         (b) [ X ]
------------====================================================================
     3      SEC USE ONLY


------------====================================================================
     4      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
------------====================================================================
                             5       SOLE VOTING POWER

      NUMBER OF                      -0-
                       --------------===========================================
       SHARES                6       SHARED VOTING POWER
    BENEFICIALLY
      OWNED BY                       20,800
                       --------------===========================================
        EACH                 7       SOLE DISPOSITIVE POWER

      REPORTING                      -0-
     PERSON WITH       --------------===========================================
                             8       SHARED DISPOSITIVE POWER

                                     20,800
------------====================================================================
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            20,800
------------====================================================================
   10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)
                                                             [   ]
------------====================================================================
   11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0.1 %
------------====================================================================
   12       TYPE OF REPORTING PERSON (See Instructions)

            IN
------------====================================================================

                               Page 3 of 8 Pages

         This Amendment No. 1 to Schedule 13G amends the Schedule 13G initially filed on February 13, 2003 (collectively, with all amendments thereto, the "Schedule 13G").

Item 1.  Issuer
         ------

         (a)      Name of Issuer:
                  --------------

                  EnPro Industries, Inc. (the "Company")

         (b)      Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  5605 Carnegie Boulevard, Suite 500, Charlotte, NC 28209

Item 2.  Identity And Background
         -----------------------

         (a)      Name Of Persons Filing:
                  ----------------------

                  OZ Management, L.L.C., a Delaware limited liability company, and Daniel S. Och.

         (b)      Address Of Principal Business Office:
                  ------------------------------------

                  The address of the principal business office of each of the Reporting Persons is 9 West 57th Street, 39th Floor, New York, New York, 10019.

         (c)      Citizenship:
                  -----------

                  OZ is a Delaware limited liability company. Daniel S. Och is a United States citizen.

         Title Of Class Of Securities And CUSIP Number (Item 2(d) and (e))
         ----------------------------------------------------------------

         This statement relates to Shares of common stock, par value $0.01 per share (the "Shares"), of the Company. The CUSIP number of the Shares is 29355X107.

Item 3.  If  This  Statement  Is  Filed  Pursuant To  Sections  240.13d-1(b)  or
         -----------------------------------------------------------------------
         240.13d-2(b)  or (c),  Check  Whether  The  Person  Filing Is An Entity
         -----------------------------------------------------------------------
         Specified in (a) - (j):
         ----------------------

                  Not Applicable.

         If This Statement Is Filed Pursuant To Section 240.13d-1(c), Check This
         -----------------------------------------------------------------------
         Box. [X]
         --------

Item 4.  Ownership
         ---------

         See cover page for the Reporting Persons.

                               Page 4 of 8 Pages

         OZ serves as principal investment manager to a number of discretionary accounts and investment entities with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G. Mr. Daniel
S. Och is the Senior Managing Member of OZ. As such, he may be deemed to control such entity and therefore be the beneficial owner of the Shares in this Schedule 13G.

         Each  of  the  Reporting   Persons  hereby  disclaimes  any  beneficial
ownership of any such Shares.

Item 5.  Ownership Of Five Percent Or Less Of A Class
         --------------------------------------------

         If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the deemed beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

                  Not Applicable.

Item 7.  Identification And Classification Of The Subsidiary Which  Acquired The
         -----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------

                  Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

                  Not Applicable.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------

                  Not Applicable.

Item 10. Certification
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 5 of 8 Pages

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 2004


                             /s/ Daniel S. Och
                             ----------------------------------------
                             OZ MANAGEMENT, L.L.C.
                             By Daniel S. Och
                             Senior Managing Member


                             /s/ Daniel S. Och
                             ----------------------------------------
                             Daniel S. Och





                               Page 6 of 8 Pages

                                  EXHIBIT INDEX


EXHIBIT 1                        Joint Acquisition Statement Pursuant to Section
                                 240.13d1(k)






                               Page 7 of 8 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13G


                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)
                        --------------------------------

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  February 13, 2004



                             /s/ Daniel S. Och
                             ----------------------------------------
                             OZ MANAGEMENT, L.L.C.
                             By Daniel S. Och
                             Senior Managing Member


                             /s/ Daniel S. Och
                             ----------------------------------------
                             Daniel S. Och




                               Page 8 of 8 Pages